Exhibit 99.1

For Release February 21, 2003—1:30 p.m. PST	Contact: William Ruegamer

President and CEO

Empire Federal Bancorp

406-222-1981

Empire Federal Bancorp Stockholders Approve Merger
With Sterling Financial Corporation

LIVINGSTON, MT February 21, 2003 — Empire Federal Bancorp (NASDAQ: EFBC) today announced that its stockholders had approved the proposed merger with Sterling Financial Corporation (NASDAQ:STSA) at a special meeting of its stockholders held earlier today.

Under the terms of the merger agreement, holders of Empire Federal Bancorp common stock will receive 0.9392 of a share of Sterling common stock for each share of Empire Federal, and cash in lieu of fractional shares.  The merger has been structured as a tax-free reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended, and will be accounted for as a “purchase.”  The Boards of Directors of both companies unanimously approved the merger.

The proposed merger is expected to close on February 28, 2003.  As such, the last day of trading on the Nasdaq Stock Market for Empire Federal Bancorp will be February 28, 2003.

ABOUT EMPIRE

Empire Federal Bancorp, Inc. is the holding company for Empire Bank.  The Bank is a community-oriented financial institution that has traditionally offered a variety of savings products to its retail customers, while concentrating its lending activities on the origination of loans secured by one- to four-family residential dwellings.  The Bank considers Gallatin, Missoula, Park and Sweet Grass counties in south central Montana as its primary market area.  Lending activities also have included the origination of multi-family, commercial, business, commercial real estate and home equity loans.  The Bank’s primary business has been that of a traditional financial institution, originating loans in its primary market area for its portfolio.  In addition, it has maintained a significant portion of its assets in investment and mortgage-backed securities.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana.  Through Sterling’s wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings’ branch network.